SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 [Amendment No.     ]


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                    Foodarama Supermarkets, Inc.
- ---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


                    Foodarama Supermarkets, Inc.
- ---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

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      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Footnote-1)

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      4)  Proposed maximum aggregate value of transaction:

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[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                       FOODARAMA SUPERMARKETS, INC.

                              922 Highway 33

                            Building 6, Suite 1

                            Howell, New Jersey

                 -----------------------------------------
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held May 10, 1995
                 -----------------------------------------

     The Annual Meeting of Shareholders (the "Meeting") of Foodarama Supermarkets, Inc. (the "Company") will be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on May 10, 1995 at 10:30 A.M. (local time), for the following purposes:

     1.  To elect a Board of four Directors; and

     2. To consider and vote upon a proposal to adopt the 1995 Stock Option Plan to replace the Company's 1987 Plan.

     3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 3, 1995 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Meeting.
     You are cordially invited to attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to fill in, date, sign and return the enclosed proxy card in the enclosed envelope, which does not require additional postage if mailed in the United States. This will not prevent you from voting in person if you can be present at the Meeting.

                                        By Order of the Board of Directors,


Howell, New Jersey                      Richard J. Saker,
April 17, 1995                          Secretary

                       FOODARAMA SUPERMARKETS, INC.

                              922 Highway 33

                            Building 6, Suite 1

                            Howell, New Jersey

                             -----------------
                              PROXY STATEMENT
                             -----------------



                      ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Foodarama Supermarkets, Inc. (the "Company") in connection with the solicitation, by and on behalf of the management of the Company, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on May 10, 1995, at 10:30 A.M. (local time) and at all postponements or adjournments thereof.
     The Board of Directors of the Company has fixed the close of business on April 3, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. As of April 3, 1995, 1,118,150 shares of Common Stock, $1.00 par value per share, were outstanding. Each issued and outstanding share of Common Stock of the Company is entitled to one vote.
     All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the proposals presented thereon and for the election of management's nominees for directors. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder.
     The Company's address is 922 Highway 33, Building 6, Suite 1, Howell, New Jersey and its telephone number is (908) 462-4700. The notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about April 17, 1995.
     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.
     YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                          PRINCIPAL SHAREHOLDERS

     The following table shows, as of April 3, 1995, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:
                                                    Amount
                                                  Beneficially   Percent of
    Name of Beneficial Owner                          Owned         Class
- ---------------------------------------------------------------------------
Joseph J. Saker (1) (2) (3)....................      364,640         32.6
Estate of Mary Saker (1) (3)...................       73,296          6.6
Richard J. Saker (1) (2).......................       78,139          7.0
Dimensional Fund Advisors, Inc. (4)............       60,300          5.4
Southeastern Asset Management, Inc. (5)........       68,300          6.1
Arthur N. Abbey (6)............................       86,200          7.7

- -------------
(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731.
(2) Includes 18,264 shares held as a trustee for the benefit of one child, 10,428 shares held by his wife, and 36,648 shares willed to him by Mary Saker. Does not include an aggregate of 118,303 shares owned by Richard J. Saker and the other children of Joseph Saker in their own names, of which Mr. Joseph J. Saker disclaims beneficial ownership.
(3) Mary Saker, deceased, was the mother of Joseph J. Saker. One-half or 36,648 of her shares have been willed to Joseph J. Saker.
(4) The address of Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401. Based upon a copy of an Amendment No. 4 to
     Schedule 13G signed on February 9, 1994 and filed with the Securities and Exchange Commission, Dimensional is deemed to have beneficial ownership of 60,300 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc. (the "Fund"), a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 34,400 shares and persons who are officers of Dimensional also serve as officers of the Fund and in such capacity such persons vote the remaining 25,900 shares. Dimensional disclaims beneficial ownership of all such shares.
(5) The address of Southeastern Asset Management, Inc. ("SAMI") is 900/6075 Poplar Avenue , Memphis, Tennessee 38119. Based upon a copy of an Amendment No. 6 to Schedule 13G signed on January 27, 1995 and filed with the Securities and Exchange Commission, SAMI, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to 24,300 shares and shared voting and dispositive power with respect to 44,000 shares.
(6) The address of Arthur N. Abbey is 212 East 39th Street, New York, N.Y. 10016. Based upon a copy of schedule 13D signed on February 13, 1995 and filed with the Securities and Exchange Commission on February 14, 1995, Mr. Abbey has sole voting power of 86,200 shares.

                      SECURITIES OWNED BY MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 3, 1995 by each director of the Company, the executive officers named in the Summary Compensation Table who were executive officers of the Company on such date and the executive officers and directors as a group:

                                                     Amount
                                                  Beneficially   Percent of
    Name of Beneficial Owner                          Owned         Class
- ---------------------------------------------------------------------------
Joseph J. Saker (1) (2).........................     364,640         32.6
Richard J. Saker (1) (2)........................      78,139          7.0
Arthur M. Borden (1)............................         701           --
John W. Hurley (1)..............................         500           --
Michael Shapiro (1).............................       1,000           *
Joseph C. Troilo (1) (3)........................       1,652           *
Emory Altobelli (1).............................          --           --
Directors and Executive Officers
  as a group (7 persons) (4)....................     446,632         39.9

- ---------------
(*)  Less than one percent.
(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731.
(2) Includes 18,264 shares held as a trustee for the benefit of one child, 10,428 shares held by his wife, and 36,648 shares willed to him by Mary Saker. Does not include an aggregate of 118,303 shares owned by Richard J. Saker and the other children of Joseph Saker in their own names, of which Mr. Joseph J. Saker disclaims beneficial ownership.
(3) Does not include an aggregate of 250 shares held by the wife and son of an officer of the Company, of which shares the officer disclaims beneficial ownership.
(4) Of the 446,632 shares, 443,980 are owned by the directors of the Company.

     Joseph J. Saker has obtained loans in connection with personal investments and other obligations and has pledged 277,000 shares of the Company's Common Stock, beneficially owned by him, to secure such loans. All of such loans were made for varying terms and interest rates by the respective lenders pursuant to routine promissory notes and agreements under which the only material event of default consists of nonpayment of principal or interest when due. Mr. Saker has advised the Company that the Federal Deposit Insurance Corporation, which succeeded to a loan of $1,549,500, secured by 129,000 shares of the Company's Common Stock, has made a demand upon him for payment of the loan. Mr. Saker has also advised that discussions have been conducted with the FDIC regarding a settlement of the loan, and that he is confident that the matter will be resolved satisfactorily.
     On February 16, 1993, the Company sold to Wakefern Food Corporation ("Wakefern") 136,000 shares of 8% Cumulative Convertible Preferred Stock (the "Preferred Stock") par value of $12.50 per share for a total of $1,700,000. The Preferred Stock, which is non-voting, is redeemable at any time in whole or in part at its par value plus accrued and unpaid dividends, and must be redeemed at such price by June 8, 1999 or earlier in the event of a "change of control" as defined or other specified extraordinary event. The dividend rate of the Preferred Stock increases at the rate of 2% per annum beginning in March, 1996. Unpaid dividends are cumulative and compound from the date of issuance of the Preferred Stock, and no dividends may be paid on the Common Stock unless the Registrant is current in payment of dividends on the Preferred Stock. As of October 29, 1994, cumulative dividends on the Preferred Stock, that have not been declared, are in arrears in the amount of approximately $233,000. The Preferred Stock is convertible at any time after March 31, 1996 into shares of the Common Stock of the Company, at the then market value of such Common Stock, at a conversion value of $12.50 per share of Preferred Stock, with the proviso that no more than 1,381,850 shares (representing the total of the Company's unissued and treasury shares) may be issued on conversion of all of the Preferred Stock. If none of the Preferred Stock has been redeemed prior to March 31, 1996 and if Wakefern were to fully exercise its right to convert the Preferred Stock on or after such date, Wakefern could own a maximum of 1,381,850 shares of the Common Stock of the Company or 55.3% of the voting shares of the Company. Based on a market price of the Company's Common Stock as of April 3, 1995, the Preferred Stock was convertible into a total of

193,300 shares. Because it is possible that the Company may not be in a position to redeem the Preferred Stock prior to the date on which it becomes convertible, the agreement pursuant to which the Preferred Stock was sold to Wakefern provides that Messrs. Joseph J. Saker and Richard J. Saker, each a director and executive officer of the Company, both have an option at any time before an applicable redemption date to purchase all, but not less than all, of the then outstanding shares of Preferred Stock at the par value thereof plus accrued and unpaid dividends. Messrs. Joseph J. Saker and Richard J. Saker have agreed with the Company that they will not exercise such right except with the approval of the Board of Directors of the Company and will not convert any shares of the Preferred Stock so acquired into Common Stock except with the approval of a majority of the independent directors of the Company. The Company knows of no other contractual arrangements which may at a subsequent date result in a change in control of the Company.

                   NOMINEES AS DIRECTORS OF THE COMPANY

     It is intended that the shares of the Company's Common Stock represented by proxies solicited hereby will be voted for the four nominees listed below. If for any reason any of the said nominees should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board of
Directors. The Directors will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified.
                                                                 Year First
                                                                  Elected a
Name and Age                       Principal Occupation           Director
- ------------------------------------------------------------------------------
Joseph J. Saker (66)............   Chairman of the Board and        1958
                                     President of the Company
Richard J. Saker (43)...........   Senior Vice President --         1987
                                     Operations, Secretary and
                                     Assistant Treasurer of the
                                     Company
Charles T. Parton (53)..........   Executive Vice President
                                     and Treasurer--The Parton
                                     Corporation
Albert A. Zager, Esquire (47)...   Partner--Carton, Witt,
                                     Arvanitis & Bariscillo,
                                     Attorneys

     Mr. Joseph J. Saker has been President of the Company since its incorporation in 1958 and Chairman since 1971. In addition to his responsibilities with the Company, he serves on the Board of Governors of the Food Marketing Educational Foundation of St. Joseph's University (Philadelphia); member of the Board of Directors of the New Jersey Food Council and a member of the Board of Directors of Wakefern Food Corporation, and is active in other community affairs.
     Mr. Richard J. Saker, a graduate of St. Joseph's College, has been employed by the Company since 1969, and has served as Senior Vice President
- -- Operations since 1984. He is the son of Joseph J. Saker.
     Mr. Parton has been a financial executive, consultant and Certified Financial Planner for the last five years. He is the Executive Director of Jersey Shore Medical Center Foundation. He is also a Director of Kuehne Chemical Co., Inc. (chlorine and caustic soda products), and a Director of Paaco International, Inc. and Gip, USA, Inc. (import brokers).
     Mr. Zager has been a member of Carton, Witt, Arvanitis & Bariscillo since 1977. He is a member of the Board of Directors of the Center for Holocaust Studies of Brookdale College and General Counsel for Jersey Shore Medical Center, Inc.

             PROPOSAL TO ADOPT THE INCENTIVE STOCK OPTION PLAN

     The Board of Directors has adopted, subject to shareholder approval at the Meeting, the Company's 1995 Stock Option Plan (the "Plan") to replace the Company's Stock Option Plan which terminated on December 31, 1994. The principal features of the Plan are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text of the Plan.

Nature and Purpose of the Plan
     The purpose of the Plan is to induce individuals to remain in the employ of the Company and its subsidiaries and to attract new employees. Options granted under the Plan are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422(b) of the Code or as non-incentive stock options ("NISOs").

Duration and Modification
     The Plan will terminate not later than January 31, 2005. The Board of Directors may at any time terminate the Plan or make such modifications to the Plan as it may deem advisable. However, the Board may not, without approval by stockholders of the Company, increase the number of shares of Company Common Stock as to which options may be granted under the Plan, change the class of persons eligible to participate in the Plan, change the manner of determining option prices or extend the period during which an option may be granted or exercised.

Administration of the Plan
     The Plan is to be administered by a Committee consisting of two or more non-employee directors. The members of the Committee are appointed annually by, and serve at the pleasure of, the Board of Directors, and the members of the Committee will not be compensated for serving on the Committee. Currently, the Committee is comprised of Messrs. John W. Hurley and Arthur M. Borden.
     The Committee has discretion to determine the participants under the Plan, the terms and provisions of the respective option agreements (which need not be identical), including price at which and period during which options will be exercisable, the number of shares subject to each option and whether an option shall be an ISO or a NISO.

Securities Subject to the Plan; Market Price
     100,000 shares of Common Stock are available for issuance upon exercise of options granted under the Plan.
     The closing sale price of the Common Stock on the American Stock Exchange on March 31, 1995 was $10.00 per share.

Eligibility and Extent of Participation
     The Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee). As of April 1, 1995, approximately 225 persons were eligible to receive options.
     No single participant (including any director or officer who is also an employee) may receive options under the Plan to purchase more than 5,000 shares of Common Stock.

Exercise of Options
     Unless otherwise provided by the Committee at the time an option is granted, an option will be exercisable one-third after the first anniversary of the date of grant, one-third after the second anniversary of the date of grant, and in full after the third anniversary of the date of grant.
     An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of Common Stock. The initial per share exercise price may not be less than the fair market value thereof on the date of grant, or, in the case of an ISO, 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company.

     No option granted pursuant to the Plan may be exercised more than 10 years after the date it is granted, except that ISOs granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company, at the time the ISO is granted, may not be exercised after five years after the date of grant. No participant may be granted ISOs which are exercisable for the first time in any one calendar year, with respect to Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the Plan is transferable by the optionee other than by death.
     In the event of the death of an optionee, each option granted shall become immediately exercisable in full, provided such option is exercised before the earlier of the expiration of one year from the date of such optionee's death or the date specified in such option.
     In the event that an optionee leaves the employ of the Company or its subsidiaries, whether by reason of retirement (voluntarily or otherwise) or as a result of disability after the optionee's 65th birthday, each option granted to such optionee shall become immediately exercisable in full, provided such option is exercised before the earlier of three months from the date of such retirement or disability or the date specified in such option.
     If the fair market value of the Common Stock declines below the option price of any option, the Committee (with the prior approval of the Board of Directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.
     The number of shares available for grant under the Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Board of Directors, in the event of any other change affecting the number or kind of the company's outstanding Common Stock. In the event of the dissolution or liquidation of the Company, or the sale of the Company, whether through merger, sale of assets or otherwise, the Board may, in its discretion, accelerate the exercisability of all outstanding options or terminate the same on not less than 5 business days notice to the optionee.

Federal Income Tax Consequences of Issuance and Exercise of Options
     The following discussion of the Federal income tax consequence of the granting and exercise of options under the Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

Non-Incentive Stock Options
     No income will be recognized by an optionee at the time an option is granted.
     Ordinary income will be recognized by an optionee at the time a NISO is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary income will also constitute wages subject to the withholding of income and employment taxes and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.
     Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a NISO will be measured by the difference between the amount realized on the disposition and the tax basis on such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.
     If an optionee makes payment of the exercise price by delivering shares of Common Stock, such optionee generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from optionee's basis in the new shares received.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise, subject to the usual rules as to reasonableness of compensation and provided that suitable arrangements are made to collect and pay over applicable withholding tax from the optionee.

Incentive Stock Options
     In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction to the Company.
     The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.
     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.
     If an optionee makes payment of the exercise price by delivering shares of Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from optionee's basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an ISO to exercise an ISO or an ISO will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.
     An ISO is treated as a NISO for purposes of the alternative minimum tax.
     Adoption of this Plan requires the majority votes of shareholders present in person or by proxy.


                     DIRECTORS MEETINGS AND COMMITTEES

     The Company held ten meetings of its Board of Directors during the fiscal year ended October 29, 1994. (Each of Messrs. Joseph J. Saker, Richard J. Saker and Arthur M. Borden did not attend one meeting of the Board of Directors.)
     The Board of Directors of the Company has appointed Executive, Audit and Stock Option Committees. The Board of Directors performs the functions of a board compensation committee. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, generally hold weekly meetings. The Audit and Stock Option Committees both consist of Messrs. Hurley and Borden. The Audit Committee is responsible for recommending a firm of independent auditors for the Company each year and reviews the results of the annual audit with the auditors. During the fiscal year ended October 29, 1994, the Audit Committee held three meetings and there were no meetings of the Stock Option Committee.
     The Company paid Mr. Hurley fees of $600 for Board and Committee meetings attended during the fiscal year ended October 29, 1994. Full-time employees of the Company who also serve as directors of the company do not receive any compensation for serving on the Board of Directors, nor does Mr. Borden whose firm acts as counsel to the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as set forth below:

        Name                 Age   Capacities in Which Served
- ---------------------------------------------------------------------------
Joseph J. Saker (1)........  66    Chairman of the Board and President
Richard J. Saker (1).......  43    Senior Vice President -- Operations,
                                     Secretary and Assistant Treasurer
Michael Shapiro (4)........  53    Senior Vice President, Chief Financial
                                     Officer and Treasurer
Joseph C. Troilo (2).......  61    Senior Vice President -- Financial
                                     Administration, Assistant Secretary
                                     and Assistant Treasurer
Emory Altobelli (3)........  54    Senior Vice President -- Administration

- -----------
(1)  See Directors of the Company.
(2) Mr. Troilo has served as Senior Vice President -- Financial Administration since August, 1994. From 1974 to such date, he served as Senior Vice President -- Finance.
(3) Mr. Altobelli has served as Senior Vice President -- Administration since June 1990. From 1984 to such date, he served as a Regional Vice-President of Operations of the Company.
(4) Mr. Shapiro joined the Company on August 15, 1994 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that he was Vice President, Finance and Operations of Apex One, Inc. from January 1992 to April 1994. From August 1989 to January 1992 he was Vice President Finance of Fidelity Land Development Corporation.


                          EXECUTIVE COMPENSATION

     The aggregate compensation paid or accrued by the Company during the last three fiscal years ended October 31, 1992, October 30, 1993 and October 29, 1994, to the Chief Executive Officer of the Company and to the three most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year is set forth in the following table.

                          Summary Compensation Table
- -------------------------------------------------------------------------------
                                                       Annual Compensation
                                                       ------------------------
     Name and Principal Position                          Year         Salary
- -------------------------------------------------------------------------------
Joseph J. Saker........................................   1994       $159,893
  Chairman of the Board, President                        1993        154,544
  and Chief Executive Officer                             1992        159,518
Richard J. Saker.......................................   1994        137,850
  Senior Vice President -- Operations,                    1993        132,444
  Secretary and Assistant Treasurer                       1992        129,991
Joseph C. Troilo.......................................   1994        113,728
  Senior Vice President -- Financial Administration,      1993        106,188
  Assistant Secretary and Assistant Treasurer             1992        102,616
Emory Altobelli........................................   1994        114,336
  Senior Vice President -- Administration                 1993        110,377
                                                          1992        107,034



                               PENSION PLAN

     The Company maintains a defined benefit pension plan for eligible employees. The retirement benefits of Messrs. Richard J. Saker, Joseph C. Troilo, and Emory Altobelli are fully vested. Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of the regular or base salary of a participant together with bonuses and other compensation times the total years of service. The following sets forth the estimated annual benefits payable upon normal retirement at a normal retirement age of 65 for each of the executive officers named in the Summary Compensation Table.

                                      Estimated Annual Retirement Benefit
     Executive Officer                Under Defined Benefit Pension Plan
- ---------------------------------------------------------------------------
Richard J. Saker.....................               $37,400
Joseph C. Troilo.....................                21,100
Emory Altobelli......................                15,100

     Mr. Joseph Saker received a lump sum distribution of $403,878 in January 1995, representing the amount of his vested interest in the Plan.
     The Board of Directors of the Company approved a Deferred Compensation Plan on January 17, 1989. This Plan covers four executive officers and other key employees and is intended to supplement the Company's pension plan. The Company anticipates paying for benefits as they become due out of current operating income, but expects over the long term to be recouped out of proceeds of life insurance on the lives of the beneficiaries purchased by the Company. The current annual premiums for all employees covered by the Plan are approximately $50,000.
     Amounts payable at retirement under the Deferred Compensation Plan range from 40% to 50% of the employee's highest average salary, together with bonuses over a five-year period less primary Social Security and pension plan benefits, and are payable until death, but for a minimum of 120 months.
     The Deferred Compensation Plan provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months.

                                      Estimated Annual Retirement Benefit
Executive Officer                      Under Deferred Compensation Plan
- ---------------------------------------------------------------------------
Joseph J. Saker.....................               $ 25,800
Richard J. Saker....................                103,400
Joseph C. Troilo....................                 25,400
Emory Altobelli.....................                 34,500


                  COMPLIANCE WITH REPORTING REQUIREMENTS

     The Company believes that, during the fiscal year ended October 29, 1994, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that Messrs. Joseph J. Saker and Richard J. Saker failed to timely file reports, as to their respective interest as Trustees, in shares held by the Company's Defined Benefit Pension Plans.


               COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                  PARTICIPATION IN COMPENSATION DECISIONS

     For the fiscal year ended October 29, 1994, the Board of Directors performed the functions of a board compensation committee. Executive Officers who served on the Board of Directors were Mr. Joseph J. Saker, Chairman of the Board, President and Chief Executive Officer, and Mr. Richard J. Saker, Senior Vice President, Chief Operating Officer, Secretary and Assistant Treasurer.


               COMPENSATION REPORT OF THE BOARD OF DIRECTORS

     The Board of Directors has furnished the following report on executive compensation.
     The Board of Directors has acted as a compensation committee and has annually set the compensation of the Chief Executive Officer, who in turn has set the compensation of the other officers of the Company. The independent members of the Board of Directors have for many years believed that the compensation of the Chief Executive Officer was substantially below that for like positions in comparable companies, and suggested increases during profitable years. The Chief Executive Officer has, however, been unwilling to accept any increase not in line with the general salary increase made for the Company's other salaried personnel, and has generally raised other officers only in accordance with the same policy. In view of the Company's default with the senior lenders, Executive Officers' salary increases were kept at a minimum. The Board of Directors continues to believe that the current salaries are significantly lower than for comparable positions in other companies.

                           PERFORMANCE ANALYSIS

     Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Market Value Index and the AMEX Market Value Retail Index for the five years commencing October 29, 1989 and ended October 29, 1994.
                       FOODARAMA SUPERMARKETS, INC.
                          PRICE PERFORMANCE GRAPH


                          ID: GRAPHIC (LINE CHART)



                           CERTAIN TRANSACTIONS

(a)  Transactions with Management and Others
     As required by the By-Laws of Wakefern, a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other retail supermarket chains, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker and Richard Saker. As of March 11, 1995, the Company was indebted to Wakefern in the amount of approximately $8,250,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $450,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern.
     During the year ended October 29, 1994, the Company paid T.M. Capital Corp., of which John W. Hurley, a director of the Company, is a Senior Vice President, $60,000 for investment and financial advisory services. Pursuant to a financial advisory service agreement entered into on June 11, 1993 by the Company and T.M. Capital Corp., which was terminated in February 1994. Legal fees were paid during the year to Rosenman & Colin to which Mr. Arthur M. Borden is Of Counsel.

(b)  Certain Business Relationships
     The Company leases from Joseph J. Saker, the President of the Company, and his wife, doing business as Saker Enterprises, a 56,000 square foot supermarket in Freehold, New Jersey, under a lease terminating in 2003. The Company also leases from Saker Enterprises a 5,400 square foot garden center building and 5,000 square feet of yard area on a month to month basis and 9,000 square feet of space for its liquor store under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended October 29, 1994, aggregate amounts for rent (including taxes and insurance) of $494,319, $42,167 and $120,690 were paid by the Company to Saker Enterprises for the supermarket, garden center and liquor store, respectively.

     The Company has been advised by the Executive Committee, of which Joseph J. Saker is the Chairman, that the terms of the foregoing transactions are comparable to those available for non-affiliated persons in the respective localities.
     See "Securities Owned by Management" for information with respect to the sale of Preferred Stock to Wakefern Food Corporation and certain options granted to Joseph J. Saker and Richard J. Saker with respect thereto.

(c)  Indebtedness of Management
     Joseph J. Saker, President of the Company, doing business as Saker Enterprises, is indebted to the Company for advances made for construction on the South Freehold shopping center and other advances, which in total aggregated $575,000 including interest at 9% per annum.


                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche, Independent Certified Public
Accountants, was retained as auditors to the Company for the year ended October 29, 1994, as recommended by the Audit Committee. A representative of Deloitte & Touche will be present at the meeting to make a statement, if desired, and to respond to appropriate questions.


                               ANNUAL REPORT

     The Company's Annual Report to shareholders for the fiscal year ended October 29, 1994, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation. On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended October 29, 1994. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President--Financial Administration, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold,
New Jersey 07728.


                              OTHER BUSINESS

     Management is not aware at this time of any other matters to be presented for action. If however, any other matters properly come before the Annual Meeting, the persons named on the proxy intend to vote in accordance with their judgment on the matters presented.


                            PROXY SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses. The Company does not expect to pay any compensation to third parties for the solicitation of proxies, unless such solicitation has been requested by the Company.

                           SHAREHOLDER PROPOSALS

     A shareholder of the Company who wishes to present a proposal for action at the Company's 1996 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by December 20, 1995.

                                        By Order of the Board of Directors,


Howell, New Jersey                      Richard J. Saker,
April 17, 1995                          Secretary

   APPENDIX OF GRAPHIC AND IMAGE MATERIAL OMITTED FROM ELECTRONIC FORMAT
              DOCUMENT PURSUANT TO RULE 304 OF REGULATION S-T

     Performance graph comparing cumulative total shareholder return on Foodarama Common Stock against the AMEX Market Index and the AMEX Market Retail Index appearing on page 11 of the Definitive Proxy Statement.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
    THE COMPANY, THE AMEX MARKET INDEX, AND THE AMEX MARKET RETAIL INDEX

     This chart is a five-year line graph which plots points depicting the investment of $100 in Foodarama Supermarkets, Inc. Common Stock on October 29, 1989 and compares the results with $100 invested in the AMEX Market Index, and with $100 invested in the AMEX Market Retail Index on that same date. Reinvestment of dividends is also included.
     The x-axis of the graph represents years and spans the period from October 29, 1994 to October 29, 1994. The y-axis of the graph is indexed in dollars, ranging from 0 to $200 and represents the year-end cumulative return on the initial $100 investment for each year.
     The initial plot point for Foodarama Supermarkets, Inc., AMEX Market Index, and the AMEX Market Retail Index is 100 at October 29, 1989. Starting in 1990, the plot points, which represent the $100 investment plus dividends, are as follows:

                                  1990   1991    1992    1993    1994
                                 -----  ------  ------  ------  ------
Foodarama Supermarkets Inc.      77.96   58.05   53.39   52.12   40.68
AMEX Market Index                77.65  104.50  102.99  129.90  123.73
AMEX Market Retail Index         69.81  108.42   89.53  113.45  104.20